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                                                                      EXHIBIT 21

                LIST OF SUBSIDIARIES OF SEAL HOLDINGS CORPORATION
                             A DELAWARE CORPORATION
                              AS OF MARCH 28, 2000




Subsidiary                                                State of Incorporation
----------                                                ----------------------

Primary Care Medical Centers of America, Inc.             Delaware

Sealcraft Operators, Inc.                                 Texas

Caribe Company                                            Delaware

Seal Properties, Inc.                                     Texas

Corpus Company                                            Delaware

South Corporation                                         Delaware

Seal Offshore, Inc.                                       Delaware

First Seal, Inc.                                          Texas

Seal (GP), Inc.                                           Delaware